PROSPECTUS	Pricing Supplement No. 4272
Dated May 17, 2005	Dated December 14, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	December 14, 2005

Settlement Date (Original Issue Date):	December 19, 2005

Maturity Date:	December 19, 2008

Principal Amount:	US$550,000,000

Price to Public (Issue Price):	100%

Agent’s Commission:	0.15%

All-in Price:	99.85%

Accrued Interest:	None

Net Proceeds to Issuer:	US$549,175,000

Interest Rate Basis (Benchmark):	Federal Funds Open (See “Additional Terms-Interest” below)

Index Currency:	U.S. Dollars

Spread (Plus or Minus)	Plus 0.15%

Index Maturity:	Overnight

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on each March 19, June 19, September 19, and December 19 of each year, ending on the Maturity Date

Initial Interest Rate:	Determined as described in “Additional Terms-Interest” below

Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open rate in effect for the prior Business Day

Interest Determination Dates:	On each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Redemption Dates (if any):	None

Put Dates (if any):	None

Settlement:	DTC

CUSIP:	36962GT87

(Floating Rate)

Pricing Supplement No. 4272
Dated December 14, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Additional Terms:

Interest
The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The “Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

General
At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges
The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Floating Rate)

Pricing Supplement No. 4272
Dated December 14, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriter equal to .075% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT